                                                                   Exhibit 10.15

                         [LETTERHEAD OF PNC BANK, N.A.]
March 9, 1998
                                                                         PNCBANK
Mr. David Lauber
Party City Corporation
400 Commons Way
Rockaway, NJ  07866

Dear Mr. Lauber:

Party City Corporation (the "Company") has requested that PNC Bank, National Association ("PNC Bank" or the Agent") underwrite up to $60,000,000 of credit facilities (the "Financing") for general corporate purposes including the refinancing of existing PNC Bank indebtedness, providing for store expansion, and the acquisitions of franchise stores.

We are pleased to inform you that PNC Bank commits to provide $60,000,000 of the Financing described in the attached Summary of Terms and Conditions (the "Summary"), subject to the terms and conditions referred to in this letter and the Summary. The Summary includes a description of the principal terms of the proposed credit facilities connected with the Financing, and is intended as a framework for the documentation and as a basis for further discussion of the Financing's terms, as appropriate. The Financing will be documented in a definitive credit agreement (the "Credit Agreement") and other agreements, instruments, certificates, and documents called for by the Credit Agreement or which PNC BANK may otherwise require (collectively, the "Credit Documents"), to be delivered at the closing of the Financing (the "Closing"). The terms of the Credit Documents shall prevail over the terms of this letter.

PNC Bank's obligations are conditioned on the execution and delivery of the Credit Documents to PNC BANK in form and content satisfactory to PNC BANK. Because not all of the terms can be set forth in the Summary, a failure by the Bank or the Company to agree on the definitive terms of the Credit Documents will not constitute a breach of this commitment. This letter is also subject to acceptance by the Company as provided below and the statutory and other requirements under which PNC BANK is governed.

In addition to the terms and conditions set forth in the Summary, PNC Bank's commitment to provide the proposed Financing is further subject to: (i) there being no material adverse change in the financial condition, business, operations, properties, or prospects of the Company from the information provided to PNC BANK in its due diligence process; and (ii) the non-occurrence of any material adverse change in the loan

Party City Corporation
March 9, 1998
Page 2


syndication or capital market conditions generally, which would affect the syndication efforts by PNC BANK in its capacity as Agent in respect of any portion of the Financing.

This letter is issued in reliance on the information provided to PNC BANK by the Company in connection with the Company's request for the Financing and the information in any supporting document and material. PNC Bank may terminate this commitment if there is any material misrepresentation or material inaccuracy in the information or any failure to include material information with the request.

By executing this letter, the Company agrees to indemnify and hold harmless PNC Bank or any affiliate thereof and any assignees or participants thereof and their respective officers, directors, employees, affiliates and agents from and against any and all losses, claims, damages, liabilities, costs and expenses (including without limitation reasonable fees and expenses of counsel) which may be incurred by any of them in connection with any investigation, litigation or other proceeding arising in connection with the Financing, other than for their own gross negligence or willful misconduct. The Company's obligations hereunder shall be in addition to any other liability it may otherwise have.

The Company agrees to pay the fees set forth in the Summary. PNC BANK shall be reimbursed from time to time by the Company upon request for all reasonable out-of-pocket expenses (including without limitation reasonable fees and expenses of counsel) which it may incur in the negotiation, preparation, due diligence, execution and delivery of this letter, the Credit Documents and other documentation and any assignment or participation of its interests herein, regardless of whether the transaction contemplated by this letter is completed or the Credit Documents are signed.

The terms contained in this letter and the Summary are confidential and, except for disclosure to the Company's board of directors, officers and employees, professional advisors retained by the Company in connection with this transaction, or as may be required by law, may not be disclosed in whole or in part to any other person or entity without PNC Bank's prior written consent. This letter is solely for the benefit of the Company and no other person or entity shall obtain any rights hereunder or be entitled to rely or claim reliance upon the terms and conditions hereof.

This commitment letter may not be assigned by the Company and no rights of the Company hereunder may be transferred without the prior written consent of PNC Bank. PNC BANK may elect to (a) assign a portion of its rights and obligations hereunder so that the assignee may become a party to the Credit Agreement and
(b) arrange for the sale of participation interests in its commitment hereunder and/or loans made by it as contemplated hereby. In the event of any assignment referred to in (a) above, the assignor shall be released of all obligations assumed by the assignee.

Party City Corporation
March 9, 1998
Page 3


This commitment letter shall be governed by and construed in accordance with the laws of the State of New Jersey.

PNC Bank and any assignees or participants will in no event be responsible or liable for any consequential damages that may be incurred or alleged by any person as a result of this letter. No modification or waiver of any of the terms and conditions of this letter will be valid and binding unless agreed to in writing by PNC BANK. When accepted, this letter constitutes the entire agreement between PNC BANK and the Company concerning the Financing and replaces all prior understandings, statements and negotiations.

This commitment letter will expire on March 20, 1998, unless on or before that date the Company signs and returns the enclosed copy of this letter along with the Commitment Fee stated below. Once accepted, PNC Bank's obligations under this letter will expire automatically and without further liability to PNC BANK on May 20, 1998 if the Financing has not closed on or before that date. Both of these expiration dates may be extended only if agreed to in writing by PNC Bank.

If the foregoing accurately sets forth our understanding, please indicate your acceptance hereof by signing the enclosed copy of this letter and returning it to us with payment of our commitment fee in the amount of $100,000. This Commitment Fee along with the previously submitted deposit of $30,000 is considered non-refundable whether or not the transaction closes. These fees shall be applied to the underwriting fee due at closing. We are pleased to have this opportunity and very much look forward to working with you.

Sincerely,

PNC Bank, National Association


David Krietzberg
Vice President

Agreed to and accepted:

Party City Corporation

By: /s/ David Lauber
   ----------------------
Date: 3/18/98

cc: Steven Mandell

Party City Corporation
March 9, 1998
Page 4


                         Summary of Terms and Conditions
                              $60,000,000 Revolver
                                  March 9, 1998

Borrower:               Party City Corporation (the "Company").

Agent:                  PNC Bank, National Association ("PNC Bank or Agent")

Banks: The Agent and lending institution(s) acceptable to the Company and the Agent providing a portion of the Credit Facilities described below (the "Banks").

Credit Facility:        Subject to acceptable documentation, PNC BANK
                        commits to provide up to $60,000,000 of a $60,000,000 three-year revolving credit facility (the "Credit
                        Facility").

Purpose: Refinance existing indebtedness, provide for store expansion, acquisitions of existing Party City franchised stores, and general corporate purposes.

Maturity:               Three years from closing.

Repayment:              At maturity. Until maturity, the Company may borrow,
                        repay and reborrow an amount not to exceed $60,000,000.

Interest Rate on the
Credit Facility:        The Borrower will have the option of Interest Rates tied
                        to the Base Rate or LIBOR. Interest Rates will be tiered based on the Company's Fixed Charge Coverage Ratio according to the attached Pricing Grid. The initial measurement date shall be as of 3/31/98.

                        The Fixed Charge Coverage Ratio is defined as the ratio of EBITR to Fixed Charges.

                        EBITR is defined as net income (before extraordinary income) plus income tax expense, interest expense,

Party City Corporation
March 9, 1998
Page 5


                        and rent expense, all measured as of the end of each quarter for the previous four quarters.

                        Fixed Charges is defined as the sum of interest expense and rent expense, both measured as of the end of each quarter for the previous four quarters.

                        The Base Rate is the higher of PNC Bank's Prime rate as defined in the documentation or the Federal Funds rate plus One Half of One Percent (1/2%).

                        Interest on Base Rate borrowings is calculated on an actual/365 or 366 day basis and is payable quarterly.

                        Interest on LIBOR borrowings is calculated on an actual/360 day basis and is payable the earlier of quarterly or on the last day of each interest period. LIBOR advances will be available for periods of 1,2,3 or 6 months. LIBOR pricing will be adjusted for any statutory reserves.

                        The Company may have no more than five borrowing tranches, including the Base Rate tranche, at any one time.

                        Subsequent to an Event of Default which continues beyond any applicable cure period, outstandings shall bear interest at Two Percent (2.00%) over the rate of interest applicable under the Base Rate pricing option.

Underwriting Fee:       75 basis points ($450,000) payable to the Agent at
                        closing, less any deposits and commitment fees already paid by the Company to the Agent for this specific transaction.

Agent's Fee:            $15,000 per annum payable to the Agent, assuming
                        three Banks as lenders. The Agent's Fee will be increased by $5,000 per annum for each additional Bank that becomes a lender.

Yield Protection:       The Company shall pay the Banks such additional amounts
                        as will compensate the Banks in the event

Party City Corporation
March 9, 1998
Page 6


                        applicable law, change in law, or in interpretation of law, subjects the Banks to reserve requirements, capital requirements, taxes (except for taxes on the overall net income of the Banks) or other charges which increase the cost or reduce the yield to the Banks, under customary yield protection provisions.

Expenses:               Reasonable out-of-pocket expenses incurred by Agent
                        shall be for the account of the Company. These include fees and expenses of the Agent's legal counsel.

Collateral:             First priority perfected lien on all receivables,
                        including franchise royalties and fees, inventory, equipment, furniture, fixtures, improvements and intangibles, as well as the right to obtain a mortgage, or such other security interest in any real property of the Borrower, as Agent in its discretion deems necessary in the future.

Mandatory Commitment
Reductions:             Mandatory commitment reductions will be required upon
                        any material sale of assets as defined in the documentation. Prepayments will not be required, however, if after-tax proceeds from asset sales totaling up to $500,000 are used to acquire substitute assets in the ordinary course of business and such assets are pledged to the Banks within thirty (30) days.

Interest Rate
Protection:             Minimum Twenty Five Percent (25%) of outstandings under
                        the Credit Facility to be hedged, as defined in the documentation, at all times, which shall be secured by the Collateral as defined herein.

Representations and
Warranties:             The documentation shall require typical representations
                        and warranties as to matters expected in a Credit
                        Facility of this nature including, but not limited to:

                        a. Organization and qualification.

                        b. Capitalization and ownership.

Party City Corporation
March 9, 1998
Page 7


                        c. Subsidiaries.

                        d. Power and authority.

                        e. Validity, binding effect and enforceability.

                        f. No conflict.

                        g. Litigation.

                        h. Title to properties.

                        i. Financial statements; no material adverse change.

                        j. Margin stock.

                        k. Full disclosure.

                        l. Taxes.

                        m. Consents and approvals.

                        n. No Event of Default; compliance with contracts and
                           instruments.

                        o. Patents, trademarks, copyrights, licenses.

                        p. Security interests.

                        q. Mortgage liens.

                        r. Status of pledged collateral.

                        s. Insurance.

                        t. Compliance with laws.

                        u. Material contracts.

                        v. Investment companies.

Party City Corporation
March 9, 1998
Page 8


                        w. Plans and benefit arrangements.

                        x. Employment matters.

                        y. Environmental matters.

                        z. Senior debt status.

                        aa. Year 2000 Compliance

                        Other Representations and Warranties as appropriate.

Conditions Precedent
to Closing:             Receipt by Agent of the following, in form and substance
                        satisfactory to the Agent and the Banks:

                        a.    Closing certificate as to accuracy of
                              Representations and Warranties, compliance with covenants and absence of Event of Default or Potential Event of Default.

                        b. Certified resolutions, incumbency certificate and corporate documents.

                        c. Delivery of all definitive financing documents and evidence of filing of all collateral documents.

                        d.    Opinion(s) of counsel.

                        e. Receipt of audited December 31, 1997 financial statements by independent certified public accountants satisfactory to PNC BANK.

                        f. Receipt of management's financial projections prepared for fiscal year 1998 on a quarterly basis.

                        g.    No material adverse change.

                        h.    No material litigation.

Party City Corporation
March 9, 1998
Page 9


                        i.    Evidence of required insurance.

                        j.    Payment of all fees and expenses.

                        k. A schedule detailing as to all Company locations: store name, store number, address, and square footage. A copy of all leases for all Company-owned stores. A schedule of leases that do not contain Landlord Waivers, the total number of which shall not exceed the number of leases that have been previously waived in writing by PNC BANK.

                        l. The Company and PNC BANK shall have agreed to a modification of the standard Landlord Waiver language contained in all future Company-owned stores leases.

                        Other Conditions Precedent to Lending as appropriate in the discretion of PNC BANK.

Affirmative Covenants   The Company will:

            o Provide within 45 days after each month end, monthly unaudited financial statements of month end, along with individual Company-owned store profit and loss reports for the year-to-date period then ending, depicting actual, budget, variance analysis, and comparisons to the same period the prior year and a Certificate of Compliance from the CEO, President or CFO.

            o Provide within 45 days after each of the first three fiscal quarters, quarterly unaudited financial statements and 10Q's, along with a Certificate of Compliance from the CEO, President or CFO. In the event that a subsidiary is created, then consolidated and consolidating financial reporting will be required.

            o Provide within 90 days after each fiscal year end, audited financial statements and 10K along with (i) a report of an independent Certified Public Accountant satisfactory to the Agent, (ii) any management letters of such accountants addressed to the Company, (iii) a Certificate of Compliance from the CEO, President or CFO and (iv) Annual Report and Shareholder Proxy Statements. In the event that a subsidiary is created, then consolidated and consolidating financial reporting will be required.

Party City Corporation
March 9, 1998
Page 10


            o Provide within fifteen (15)days from the date of possession of new Company-owned stores, a listing with detailed address information and a copy of the associated lease agreement, together with UCC-1 form or forms executed by the Borrower suitable for recording in the affected jurisdiction(s).

            o Provide prior to each year end, a three year projection of financial statements showing detailed income statements, balance sheets, and cash flow statements by month for the first year and by quarter for each of the subsequent two years. The first year cash flow should include a detailed schedule of cash receipts and disbursements and show the beginning and month end borrowings. In addition, the Company will supply a detailed budget showing individual store Profit And Loss Reports forecasted for the upcoming year including, but not limited to, expected store openings, and capital expenditures.

            o All reports prepared by outside accountants shall be accompanied by a writing evidencing the Company's knowledge that such reports are being supplied to Agent by the accountants and that Agent and the Banks are intended to rely upon such reports.

                        Other Affirmative Covenants as deemed appropriate in the Agent's discretion.

Negative Covenants:     The Company will not breach the following required
                        ratios or covenants:


                        Liquidity Ratio - The ratio of the Company's cash, accounts receivable and inventory to outstandings under the Credit Facility shall not be less than the following:

                                               1998-2000
                                               ---------
                               Jan.- Apr.      1.50:1.00
                               May-Aug.        1.40:1.00
                               Sept.-Dec.      1.50:1.00

                        b. Leverage - The Company's ratio of Total Indebtedness to EBITDA shall not exceed the following:

Party City Corporation
March 9, 1998
Page 11


                                     1st Quarter       2.50:1.00
                                     2nd Quarter       2.50:1.00
                                     3rd Quarter       3.25:1.00
                                     4th Quarter       1.50:1.00

                              If Leverage exceeds 2.50:1 as of the end of the 3rd Quarter, the Leverage covenant shall be measured again as of 10/31/XX and shall not exceed 1.50:1. For purposes of this test only, Total Indebtedness shall be as of 11/10/XX while EBITDA shall represent the twelve months ended 10/31/XX.

                              Total Indebtedness is defined as the Company's consolidated long and short term indebtedness for borrowed money, capital leases, guarantees and letters of credit, all measured as of the end of each quarter.

                              EBITDA is defined as net income (before
                              extraordinary income), plus income tax expense, interest expense, depreciation and amortization expense, all measured as of the end of each quarter for the previous four quarters.

                        c. Fixed Charge Coverage Ratio - As of the end of each fiscal quarter, the Company's ratio of EBITR to Fixed Charges shall not be less than the following:

                                     1st Quarter       1.35:1
                                     2nd Quarter       1.35:1
                                     3rd Quarter       1.20:1
                                     4th Quarter       1.50*

                                     * Reduced to 1.40:1 for the fourth quarter
                                     1999 and 2000.

                              EBITR is defined as net income
                              (before extraordinary income) plus income tax expense, interest expense, and rent expense, all measured

Party City Corporation
March 9, 1998
Page 12


                              as of the end of each quarter for the previous four quarters.

                              Fixed Charges is defined as the sum of interest expense and rent expense, both measured as of the end of each quarter for the previous four quarters.

                        d. Tangible Net Worth - The Company's tangible net worth shall not be less than $30,000,000 at 12/31/97 plus 50% of annual net income plus 100% of the net proceeds of any new equity issuances by the Company. This covenant shall be tested on an annual basis.

                        e. Minimum Net Worth and/or Maximum Debt to Net Worth Such a covenant, to be tested on a quarterly basis, will be negotiated for inclusion in the definitive documentation.

                        f. Capital Expenditures - Capital expenditures, including capitalized leases but excluding acquisition costs of intangible assets, shall not exceed the amounts shown opposite each period below.

                                     FYE         Amount
                                     ---         ------
                                     1998        $26,000,000
                                     1999        $26,000,000
                                     2000        $26,000,000

                        g.    Limitation on sale of assets.

                        h.    Restriction on loans, advances and investments.

                        i. Limitation on additional indebtedness, liens and leases.

                        j. Prohibition against cash distributions to shareholders.

                        k.    Prohibition on change of business.

Party City Corporation
March 9, 1998
Page 13


                        l.    Prohibition on change of control.

                        m. No Mergers or acquisitions permitted, except under the following conditions: (1) the Company is the surviving entity, (2) the Company is in proforma compliance with all covenants after taking the acquisition into account, (3) the entity being acquired is an existing Party City franchisee, (4) purchase multiple and structure is consistent with the Company's stated parameters and prior acquisitions, and (5) cash consideration for acquisitions limited to $12,500,000 in the aggregate per fiscal year and limited to $30,000,000 in aggregate during the term of the Facility.

                        n. The Company shall not execute new store leases that do not contain a Landlord Waiver in language that conforms to the new Standard Waiver language to be formalized or that is not otherwise satisfactory to PNC BANK for all Company-owned stores without PNC BANK's prior written consent.

                        Other Negative Covenants as appropriate.

Events of Default:      Events of Default typical to a transaction of this
                        nature will be required, to include, but not be limited to:

                        a.    Payment default.

                        b.    Breach of Representations or Warranties.

                        c.    Violation of covenant(s).

                        d.    Cross default to other debt.

                        e.    Bankruptcy, insolvency.

                        Other Events of Default as deemed appropriate in the Agent's discretion.

Party City Corporation
March 9, 1998
Page 14


Required Banks:         For the purpose of making amendments or waivers to the
                        credit agreement, approval by Banks whose commitments under the Credit Facilities aggregate at least 66.67% will be required. However, unless agreed to by all Banks, no amendment or waiver shall change the principal amount, reduce the rate of interest or fees, postpone the scheduled payment of any principal, interest or fees, release material collateral or change the definition of Required Banks.

Assignments and
Participations:         Banks will be permitted to assign and participate their
                        portion of the Credit Facility. Assignments will be in minimum amounts of $5,000,000 and assignees will be subject to the consent of the Company and the Agent, such consent not to be unreasonably withheld. In the event of participation, as opposed to assignments, voting rights to participants will be limited to change in principal amount, reduction of the rate of interest or fees, postponement of the scheduled payment of any principal, interest or fees or release of any collateral. Assignments will be subject to the payment by the assigning Bank of a $3,500 service fee to the Agent.

Governing Law:          This commitment shall be governed by and construed in
                        accordance with the laws of the State of New Jersey. The parties will consent to New Jersey jurisdiction and will waive all rights to jury trial.

Party City Corporation
March 9, 1998
Page 15


                    PRICING GRID FOR PARTY CITY CORPORATION*

===================================================================================================================================
                  LEVEL I               LEVEL II                  LEVEL III                LEVEL IV                 LEVEL V
-----------------------------------------------------------------------------------------------------------------------------------
Basis         The Company's        The Company's            The Company's            The Company's            The Company's
for           Fixed Charge         Fixed Charge             Fixed Charge             Fixed Charge             Fixed Charge
Pricing       Coverage Ratio is    Coverage Ratio is        Coverage Ratio is        Coverage Ratio is        Coverage Ratio is
              greater than 1.90:1  is less than or equal to is less than or equal to is less than or equal to is less than or equal
                                   1.90:1 but greater       1.70:1 but greater       to 1.50:1 and            to 1.35:1 and greater
                                   than 1.70:1              than 1.50:1              greater than 1.35:1      than 1.20:1
-----------------------------------------------------------------------------------------------------------------------------------
LIBOR +               75                  100                       125                     150                      175
-----------------------------------------------------------------------------------------------------------------------------------
Base Rate +            0                    0                         0                       0                        0
-----------------------------------------------------------------------------------------------------------------------------------
Commitment Fee      17.5                   20                        25                      30                       35
===================================================================================================================================

All prices are expressed in basis points.

*Initial Pricing shall be at Level III.